EXHIBIT 21

                              LIST OF SUBSIDIARIES

The subsidiaries of Patch International Inc. are as follows:

    o Patch Energy Inc., a Canada corporation, which does not do business under any other name;

    o Damascus Energy Inc., an Alberta corporation, which does not do business under any other name;

    o 1289307 Alberta Ltd., an Alberta corporation, which does not do business under any other name; and

    o 1287885 Alberta Ltd., an Alberta corporation, which does not do business under any other name.